Bouwhuis, Morrill & Company, LLC
                          Certified Public Accountants


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
Cancer Therapeutics, Inc.
Thomasville, Georgia

We hereby consent to the use in this Registration Statement of Cancer Therapeutics, Inc. on amended Form 10-SB 12G, of our report dated August 11, 2006 of our audits of the financial statements of Cancer Therapeutics, Inc. for the years ended May 31, 2006 and 2005, which report was originally included in Cancer Therapeutics, Inc.'s Form 10-KSB which was filed with the Securities and Exchange Commission on August 29, 2006, and to all references to our firm included in this Registration Statement.

/s/ Bouwhuis, Morrill & Company
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Bouwhuis, Morrill & Company
Layton, Utah
February 23, 2007